EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-79555 and No. 333-142675) pertaining to the Equity Incentive Plan of First Real Estate Investment Trust of New Jersey ("FREIT") of our reports dated January 10, 2008, with respect to the consolidated financial statements and schedule, FREIT management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of FREIT included in this Annual Report (Form 10K) for the year ended October 31, 2007.

/s/ Eisner LLP

New York, New York
January 10, 2008

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